Exhibit 23.03

625 Walnut Ridge Drive
Suite 105
Hartland, WI 53029
Tele:	(262) 369-0400
Fax:	(262) 369-3699

February 23, 2012

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention:	David C. Mussman
Executive Vice President, Secretary and General Counsel

Dear Mr. Mussman:

We hereby consent to the inclusion in the Registration Statement on Form S-1 of West Corporation (“West”) for the registration of shares of its common stock (together with any amendments thereto (the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of West.

Sincerely,

Corporate Valuation Advisors, Inc.

James W. Volkman, ASA

Managing Director